SCHEDULE 14A
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.: __)

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Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

GEORGIA-CAROLINA BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

 Not Applicable

 (Name of Person(s) Filing Proxy Statement if other than Registrant)

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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GEORGIA-CAROLINA BANCSHARES, INC.
3527 Wheeler Road
Augusta, Georgia 30909

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2013

The Annual Meeting of Shareholders of Georgia-Carolina Bancshares, Inc. (the “Company”) will be held at 4:00 p.m. local time on Monday, May 20, 2013, at 3527 Wheeler Road, Augusta, Georgia 30909 for the following purposes:

(1)	to elect five Class I directors to hold office until the 2016 Annual Meeting of Shareholders, and until their successors are elected and qualified;

(2)	to elect one Class II director to hold office until the 2014 Annual Meeting of Shareholders, and until his successor is elected and qualified;

(3)
to take a non-binding advisory vote on the compensation program for the Company’s named executive officers, as disclosed in the Executive Compensation section of the proxy statement (a “say-on-pay” vote).  The Board recommends that shareholders approve the compensation program, as set forth in the proposal;

(4)
to take a non-binding advisory vote on how frequently shareholders will be provided a “say-on-pay” vote (a “say-on-frequency” vote).  You have the opportunity to request a “say-on-pay” vote ever year, every two years, or every three years, or abstain from voting on the matter completely.  The board of directors recommends that shareholders vote in favor of a “say-on-pay” vote every three years;

(5)	to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(6)	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on April 2, 2013 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

A proxy statement and a proxy card solicited by the Board of Directors are enclosed herewith.  Please sign, date and return the proxy card promptly, or you may vote your shares via the toll-free phone number or over the Internet. If you attend the annual meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

Remer Y. Brinson III
President and Chief Executive Officer
Augusta, Georgia
April 12, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2013

The proxy statement and the 2012 annual report to shareholders are available at:  http://www.cfpproxy.com/5207.

Your vote is important. Whether or not you plan to attend the annual meeting in person, you are urged to complete, sign, date and promptly mail the enclosed proxy in the accompanying postage paid envelope, or vote your shares via the toll-free number or over the Internet.  If you attend the annual meeting, you may revoke the proxy and vote your shares in person.

GEORGIA-CAROLINA BANCSHARES, INC.
3527 Wheeler Road
Augusta, Georgia  30909

ANNUAL MEETING OF SHAREHOLDERS
May 20, 2013

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Georgia-Carolina Bancshares, Inc. (the “Company”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 4:00 p.m. local time on Monday, May 20, 2013, at our main office, 3527 Wheeler Road, Augusta, Georgia 30909, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about April 12, 2013. The address of the principal executive offices of the Company is 3527 Wheeler Road, Augusta, Georgia 30909. All references in this Proxy Statement to “we,” “us” or “our” refer to the Company. All references in this Proxy Statement that refer to the “Bank” refer to First Bank of Georgia.

VOTING

Voting and the Revocability of Proxies

When proxy cards are properly executed, dated and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholders. In addition, if other matters properly come before the Annual Meeting, the persons named in the proxy card will vote in accordance with their best judgment with respect to such matters.  If you hold your shares in a bank or brokerage account and do not provide voting instructions on a “non-routine” proposal, such as the election of directors, within ten (10) days of the Annual Meeting, the bank or broker may not vote your shares on such proposal. Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the annual meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date.

You may obtain directions to our main office on our website at www.firstbankofga.com by clicking on “About Us – Locations and Hours.”

Quorum; Required Vote; Abstentions and Broker Non-Votes

The presence at the Annual Meeting of the holders of a majority of the outstanding shares of the Company’s common stock as of the record date is necessary to constitute a quorum. Shareholders will be counted as present at the Annual Meeting if they are present in person at the Annual Meeting or if they have properly submitted a proxy card. The affirmative vote of a plurality of all votes cast at the Annual Meeting by the holders of the common stock is required for the election of directors. The ratification of the appointment of the Company’s independent registered public accounting firm for fiscal year 2013 and any other business that may properly come before the annual meeting will be approved if a quorum exists and the number of votes cast in favor of such action exceeds the number of votes cast against such action. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

Record Date and Share Ownership

The record of shareholders entitled to vote at the Annual Meeting was taken on April 2, 2013. On that date, the Company had outstanding and entitled to vote 3,556,084 shares of common stock, with each share entitled to one vote.

Expenses of Solicitation

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and other employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone.

PROPOSAL NO. 1:
ELECTION OF CLASS I DIRECTORS

The Board of Directors of the Company, pursuant to the Company’s Bylaws, has set the number of directors to serve for the next year at fifteen, five of whom are to be reelected at this Annual Meeting as Class I directors. The Company’s Articles of Incorporation provide for a classified board of directors, whereby approximately one-third of the members of the Company’s Board of Directors are elected each year at the Company’s Annual Meeting of Shareholders, to serve a three-year term. The term of the Class I directors will expire at this Annual Meeting, and each Class I director nominee elected will serve for a term of three years and until his or her successor is elected and qualified.

In addition, one Class II director elected to fill a vacancy is standing for election to serve the remaining term of the Class II directors, which will expire in 2014. See “Proposal No. 2: Election of Class II Director.”

In the event that any nominee withdraws or for any reason is not able to serve as a director, your proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will your proxy be voted for more than five nominees. The affirmative vote of a plurality of all votes cast at the Annual Meeting by the holders of the common stock is required for the election of directors.  Management of the Company has no reason to believe that any nominee will not serve if elected.

The following persons have been nominated for reelection to the Board of Directors as Class I directors:

Remer Y. Brinson, III, age 52, has been the President and Chief Executive Officer of the Company since May 2008, and has been a director of the Company since May 2004. He has also served as the President of the Bank since October 1999 and as Chief Executive Officer of the Bank since July 2001. Mr. Brinson also serves on the Bank’s Board of Directors. Prior to joining the Bank, Mr. Brinson served as President and Chief Executive Officer of Citizens Bank and Trust, until its acquisition by Allied Bank of Georgia. From 1994 to 1999, he was Senior Vice President of Allied Bank of Georgia and Regions Bank. From 1982 to 1994 Mr. Brinson served First Union Bank, and its predecessor, Georgia-Railroad Bank and Trust, in various capacities, including Senior Vice President, Corporate Banking.  Active in the community, Mr. Brinson serves on the board of directors of the Georgia Bankers Association, The Richmond County Development Authority, CSRA Development Companies, Tuttle-Newton Home, Augusta Tomorrow and Chairman of the Augusta Chamber of Commerce.  He is past Chairman of the Augusta Country Club, Augusta Chapter of the American Red Cross and YMCA of Greater Augusta.

As a member of the Board of Directors of the Company, Mr. Brinson, as President and Chief Executive Officer of the Company and the Bank, has first hand knowledge of all aspects of our business and daily operations. Thus, Mr. Brinson is essential to the Board’s management of the Company and the Bank. Mr. Brinson brings strategic vision to the Board for the Company and the Bank, which serves as a framework for and enriches our Board of Director discussions. Mr. Brinson has extensive experience as a bank senior executive officer and in-depth understanding of the banking industry.

Phillip G. Farr, age 64, has been a director of the Company since the Company commenced operations in February 1997. Mr. Farr served as Chairman of the Board of Directors of the Bank from 1991 to 1995. Mr. Farr founded a local certified public accounting firm in 1975 in Thomson, Georgia and has been the managing principal since that time. Mr. Farr holds a B.A. degree in chemistry from Vanderbilt University and a M.B.A. with a concentration in finance from the University of Chicago.

As a member of the Board of Directors of the Company, Mr. Farr’s extensive experience and career as a CPA and business owner are very valuable to us, particularly with respect to his service as Chairman of our Audit Committee and in assisting us with our financial and internal control compliance matters. Mr. Farr has extensive experience as a bank director and knowledge of the banking industry.

Samuel A. Fowler, Jr., age 66, has been a director of the Company since the Company commenced operations in February 1997. Mr. Fowler has served as the Chairman of the Board of Directors of the Company since 2000.  Mr. Fowler has been a member in the Thomson, Georgia law firm of Fowler & Wills, L.L.C., since 1998. Mr. Fowler has practiced law in McDuffie and Wilkes Counties since 1977. Mr. Fowler holds a Bachelor of Electrical Engineering degree from the Georgia Institute of Technology and a Juris Doctor degree from the University of Georgia. Fowler & Wills, L.L.C. provides legal services to the Bank.

As a member of the Board of Directors of the Company, Mr. Fowler acts as one of our lead directors and serves as our Chairman, and his legal expertise and extensive contacts and involvement in the Thomson community are helpful to us in our business development, customer relations and strategic planning. Mr. Fowler has extensive experience as a bank director and knowledge of the banking industry.

Arthur J. (Sonny) Gay, Jr., age 66, has been a director of the Company since December 1997.  Mr. Gay is President and Chief Executive Officer of T and T Associates, Inc., a land development and consulting firm that he founded in 1996. From 1970 to 1996, Mr. Gay was employed as Corporate Vice President of Bankers First Corporation and Executive Vice President of Bankers First Savings Bank, FSB in Augusta, Georgia. Mr. Gay is past Chairman and a past member of the Columbia County Planning and Zoning Commission, and a past Chairman of the Board of the Golden Harvest Food Bank. He is also a past board member of the Augusta State University Alumni Association and has been active with the United Way, the Georgia Heart Association and the Church of Christ of Augusta. Mr. Gay is a member of the Augusta Kiwanis Club and West Lake Country Club. He is also a Trustee, Deacon and member of the finance committee of the Central Church of Christ.

As a member of the Board of Directors of the Company, Mr. Gay has extensive experience as a senior bank executive and brings in-depth experience, knowledge and skills in strategic planning and operations management, particularly in lending and risk management. Mr. Gay also has extensive knowledge of our market, which is helpful to us in our business development, customer relations and strategic planning.

William D. McKnight, age 55, has been a director of the Company since May 2010. Mr. McKnight was named Chairman of the Board of Directors of the Bank in May 2010 and currently serves in that role. Mr. McKnight has been president and Chief Executive Officer of McKnight Construction Company, a general contracting firm that operates in the Southeast United States, since 1996. He is a graduate of the Georgia Institute of Technology. Mr. McKnight currently serves on the boards of Episcopal Day School, First Tee, GHSU Foundation Board and GHSU Planning Board. He is the past President of both the Augusta Country Club and Augusta Golf Association, and has served on the boards of Associated General Contractors of America, Augusta Ballet, Richmond Academy Booster Club and Tuttle-Newton Home. Mr. McKnight is a member of the Exchange Club of Augusta and is a member of Trinity on the Hill United Methodist Church.

As a member of the Board of Directors of the Company, Mr. McKnight acts as one of our lead directors and his long career as senior executive officer and owner of a large family-owned construction business brings extensive experience, knowledge and skills to us, particular valuable in business development and strategic planning. Mr. McKnight has knowledge of the banking industry and consequently is the Chairman of our Bank board of directors. He is very involved in the Augusta community.

The Board of Directors recommends that the Company’s shareholders vote “FOR” the election of the nominees listed above.

Each of the following persons is a member of the Board of Directors who is not standing for election this year and whose term will continue after the Annual Meeting:

Class II Directors, serving for a term expiring at the 2014 Annual Meeting of Shareholders:

Mac A. Bowman, M.D., age 60, has been a director of the Company since February 2008. He is a graduate of Thomson High School, the Virginia Military Institute and the Medical College of Georgia, and he received his cardiology fellowship from Brook Army Medical Center in 1983. Dr. Bowman has been a physician since 1977 and a cardiologist since 1983, and is founder and president of his own medical practice, which was founded in 1993. He is a member of the University Hospital Medical Staff and the hospital’s Executive Committee. Dr. Bowman and his family reside in Augusta and are members of Tabernacle Baptist Church. He was honored by the American Heart Association as its 2008 Heart Ball Honoree.

As a member of the Board of Directors of the Company, Dr. Bowman brings extensive experience as a bank director and knowledge of the banking industry, and has long-term and deep ties to the Thomson community, which assist us in our business development, customer relations and strategic planning.

George H. Inman, age 81, has been a director of the Company since December 1997. Mr. Inman has served as Vice Chairman of the Board of Directors of the Company since 1997. Mr. Inman is self employed as an individual consultant. Mr. Inman retired in May 1997 as Chairman of Club Car, Inc., an Augusta, Georgia manufacturer of golf cars and utility vehicles. Mr. Inman had been employed by Club Car since 1978. For a number of years, he served on the board of directors of Junior Achievement of Augusta and the board of directors of the Augusta Chamber of Commerce. Mr. Inman also served on the board of directors of Bankers First Savings Bank in Augusta for approximately nine years.

As a member of the Board of Directors of the Company, Mr. Inman, through his senior executive position with a public company, brings extensive experience, knowledge and skills in strategic planning and is very valuable in assisting with business development. Mr. Inman also has extensive experience as a bank director and knowledge of the banking industry.

John W. Lee, age 74, has been a director of the Company since December 1997. Mr. Lee retired in 1995 as a consultant to GIW Industries, Inc., a manufacturing firm located in Grovetown, Georgia.  Mr. Lee previously served on the boards of directors of the Bank of Thomson and Allied Bancshares, Inc.

As a member of the Board of Directors of the Company, Mr. Lee acts as one of our lead directors and his long career as a senior executive officer and co-owner of a large family-owned manufacturing firm, brings extensive experience, knowledge and skills to us, particularly valuable in business development and strategic planning. Mr. Lee also has extensive experience as a bank director and knowledge of the banking industry, and is very active in the Augusta community.

James L. Lemley, M.D., FAAFP, M.B.A., age 54, has been a director of the Company since the Company commenced operations in February 1997. Dr. Lemley is board certified and received his fellowship in Family Medicine. He has been in active, private medical practice in Thomson, Georgia since 1988. Dr. Lemley is Chief Executive Officer and Managing Partner of McDuffie Medical Associates. Dr. Lemley is on the active medical staff at University Hospital - McDuffie, serves on the courtesy staff at University Hospital in Augusta, Georgia and is an affiliate faculty member of the Medical College of Georgia and Associate Medical Director of Regency Hospice. He is an active member of the Thomson Rotary Club and Thomson First United Methodist Church.

As a member of the Board of Directors of the Company, Dr. Lemley has long standing and extensive ties to the Thomson community and the local banking community in particular, and thus is very valuable to us in strategic planning, customer relations and business development.

Class III Directors, serving for a term expiring at the 2015 Annual Meeting of Shareholders:

Patrick G. Blanchard, age 69, served as President and Chief Executive Officer of the Company from October 1997 to May 2008, and has also been a Director of the Company since October 1997. Mr. Blanchard has served as Vice Chairman of the board of directors of the Bank since 1997, and has continued to be employed by the Bank, principally in a marketing and consulting capacity, since May 2008. Prior to accepting his position with the Company, Mr. Blanchard served as President of Georgia Bank & Trust Company of Augusta since 1988. Mr. Blanchard began his banking career in 1966 and, since that time, has organized two state banks, Georgia State Bank of Martinez, Georgia and Georgia Bank & Trust Company of Augusta, Georgia. He also managed the reorganization of First Bank of Georgia and served as one of the principal founders of its parent, Georgia-Carolina Bancshares, Inc.  Mr. Blanchard has also served in a number of senior banking positions, including President of the Columbia County Division of Georgia Railroad Bank & Trust Company until its acquisition by First Union Corporation in 1988, and President of Georgia State Bank of Martinez, Georgia for eleven years until its merger with Georgia Railroad Bank & Trust Company in 1985. Mr. Blanchard is past President of the Columbia County Chamber of Commerce and a past Chairman of the Board of the Metro Augusta Chamber of Commerce. He is a past Chairman of the Georgia Southern University Foundation and a past President of Historic Augusta, Inc. and the Augusta Symphony League. He was named “1994 CEO of the Year” by the Augusta Business Journal and was inducted into the Hall of Fame of the College of Business Administration of Georgia Southern University. He was the first inductee into the CSRA Business Hall of Fame in October 2003. Mr. Blanchard was named one of Georgia’s Top 25 Performing CEO’s ranked for a five-year shareholder return by The Atlanta Business Chronicle in March of 2006 and again in March of 2007.  Recently both the Community Bankers Association of Georgia and the Georgia Bankers Association recognized Mr. Blanchard for his fifty years in banking.

As a member of the Board of Directors of the Company, Mr. Blanchard, through his long banking career and service to us as Chief Executive Officer of the Company and Vice Chairman of the Bank for more than ten years, is very valuable to us given his extensive experience as a senior bank executive and his long-term ties to our communities and markets.

David W. Joesbury, Sr., age 63, has been a director of the Company since the Company commenced operations in February 1997.  From 1997 to 1999, Mr. Joesbury served as Chairman of the Board of Directors of the Company and the Bank. Mr. Joesbury has been President of Joesbury Insurance Agency, Inc., an independent insurance agency founded in 1951 by his father, since 1989. He has previously served as Chairman of the Administrative Board of Thomson First United Methodist Church, Chairman of the Board of Thomson-McDuffie County Chamber of Commerce and President of Thomson Rotary Club. Joesbury Insurance Agency, Inc. provides insurance services to the Bank. Mr. Joesbury graduated cum laude from the University of Georgia in 1972 with a BBA in Risk Management and Insurance.

As a member of the Board of Directors of the Company, Mr. Joesbury’s long career as a senior executive and co-owner of a local business in the insurance industry, brings extensive knowledge and experience which is very valuable to us, particularly in connection with strategic planning and business development. Mr. Joesbury has extensive experience as a bank director and knowledge of the banking industry.

A. Montague Miller, age 73, has been a director of the Company since May 2002. Mr. Miller is currently Counsel to the Augusta, Georgia law firm of Tucker, Everitt, Long, Brewton & Lanier, PA. In May 2001, Mr. Miller retired as President and Chief Executive Officer of Club Car, Inc., a leading manufacturer of golf cars and utility vehicles in Augusta, Georgia, where he also served as Principal Financial Officer, Senior Vice President, President, and Chief Operating Officer during his tenure from 1990 until his promotion to Chief Executive Officer in 1995.  From 1971 to 1990, Mr. Miller was a partner in the Augusta, Georgia law firm of Dye, Miller, Tucker & Everitt, and its predecessors. Mr. Miller is a native of Augusta, Georgia and holds a B.B.A. in finance and a J.D. degree from the University of Georgia. He is a member of Reid Memorial Presbyterian Church. He is Chairman of Bartram Trail CDC, Inc., a community development corporation formed by the Board of Commissioners of Columbia County, Georgia to construct and operate a non-profit golf course for public use.

As a member of the Board of Directors of the Company, Mr. Miller acts as one of our lead directors and is a former Chairman of the Board of the Bank. Mr. Miller brings extensive knowledge, experience and skills as a senior executive officer of a publicly held company and also a 40-year career as a lawyer in the Augusta community, and has extensive ties to and is active in the Augusta community.

Robert N. Wilson, Jr., age 61, has been a director of the Company since the Company commenced operations in February 1997. Mr. Wilson served as Chairman of the Board of Directors of the Bank from 1988 until 1991. Mr. Wilson has served as manager and broker of the Wilson Company, a Thomson, Georgia real estate and insurance business, since 1982. Mr. Wilson owns Wilson Ventures, Inc., which engages in real estate speculation and manages residential rental properties. A native of Thomson, Georgia, Mr. Wilson graduated from the University of Georgia in 1973 with a BBA in General Business. He is a member and serves on the finance committee of First United Methodist Church. Mr. Wilson serves on the Downtown Development Authority, Camellia Partners for Heritage and Economic Development, as director for United Way of McDuffie County and is actively involved with the Housing Authority of the City of Thomson, where he serves as Chairman of the Board of Directors. Mr. Wilson is past President of Thomson Rotary Club, past President of Classic South Board of Realtors and past Secretary of McDuffie County Hospital Authority.

As a member of the Board of Directors of the Company, Mr. Wilson has extensive experience as a bank director and knowledge of the banking industry, having previously served as Chairman of the Board of the Bank in its early years of operation. Mr. Wilson has long-term and deep ties to the Thomson community and has been a senior executive with a local real estate and insurance business in the community for many years. Mr. Wilson’s active involvement in the community is very valuable to us and assists us in our business development, customer relations and strategic planning.

Bennye M. Young, age 70, has been a director of the Company since February 1999.  Mrs. Young was an educator in DeKalb, Richmond and McDuffie Counties in the State of Georgia from 1966 until she retired in 1980.

As a member of the Board of Directors, Mrs. Young brings extensive experience as a bank director and knowledge of the banking industry, and has long-term ties to the communities we serve, which is helpful to us in our business development, customer relations and strategic planning.

PROPOSAL NO. 2:
ELECTION OF CLASS II DIRECTOR

The following person has been nominated for election to the Board of Directors as a Class II director to succeed himself for a term of one year, expiring at the 2014 Annual Meeting of Shareholders, and until his successor is elected and qualified:

Jefferson B.A. Knox, Sr., age 50, has been a director of the Company since July 2012 and a director of the Bank since December 2009.  He currently serves on the Bank’s Directors Loan Committee as well as Chairman of its Investment Committee.  Mr. Knox is Managing Partner of Knox, Ltd., a family investment partnership, and Executive Director of the Knox Foundation, a private family charitable foundation.  Additionally, Mr. Knox provides real estate investment and brokerage services in Georgia and South Carolina through his company, B. Knox & Co.  Prior to 1998, Mr. Knox worked exclusively in the commercial banking sector.  He began his banking career in 1984 with First Railroad and Banking Company (now Wells Fargo), served as President of the Bank of Columbia County, and later Division President of both Allied Bank of Georgia and Regions Bank-Columbia County until his departure from Regions in 1998.  Having served on several community non-profit boards, Mr. Knox is past President and past board member of both the Augusta Museum of History and Sacred Heart Cultural Center.  A 1984 Economics degree graduate of the University of Georgia, he currently serves on the University of Georgia’s Board of Trustees as a member of both the Audit & Governance and Real Estate Committees.  Additionally, Mr. Knox currently serves on the Board of Trustees of Trinity on the Hill United Methodist Church.

As a member of the Board of Directors of the Company, Mr. Knox is very valuable to us given his extensive experience as a senior bank executive as well as the manager of several family-owned business enterprises, particularly in the areas of strategic planning and business development. Mr. Knox also has extensive experience as a senior bank executive and in-depth understanding of the banking industry.

The Board of Directors recommends that the Company’s shareholders vote “FOR” the election of the nominee listed above.

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed in the Executive Compensation section of this Proxy Statement, including the compensation tables, and the narrative discussion set forth on pages 18 to 25 of this Proxy Statement.  This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of the Company’s shareholders. The Company has maintained profitability and we believe the compensation program for our named executive officers has been instrumental in helping the Company achieve strong financial performance in the challenging macroeconomic environment over the past few years.  We encourage you to carefully review the “Executive Compensation” section of this Proxy Statement for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers for the fiscal year ended December 31, 2012.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Georgia-Carolina Bancshares, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the “Executive Compensation” section of the Proxy Statement, and the compensation tables and narrative discussion set forth therein, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our named executive officers.

Vote Required and Board Recommendation

The “say-on-pay” proposal will be approved if a quorum exists and the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

The Board of Directors recommends that the Company’s shareholders vote “FOR” the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF THE
VOTE ON EXECUTIVE COMPENSATION

The Company is presenting this proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a “say-on-pay” proposal in our proxy statement (a “say-on-frequency” vote).  While this say-on-frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, the Board of Directors intends to carefully consider the shareholder vote resulting from the proposal in determining how frequently we will hold “say-on-pay” votes.

Please note that as a shareholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation (1) every year, (2) every two years, (3) every three years, or (4) to abstain from voting.

The Board of Directors values constructive dialogue on executive compensation and other important governance topics with our shareholders.  Because the executive compensation program for our named executive officers has remained consistent for several years, the Board of Directors believes an advisory vote every three years should be sufficiently frequent to obtain information on shareholder sentiment about our executive compensation program and to respond to shareholders’ feedback and the vote results.

Required Vote of Shareholders

Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors that the say-on-pay vote be held every three years.  The Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.

The Board of Directors recommends that the Company’s shareholders vote for the “3 Years” alternative set out in the proxy card.

PROPOSAL NO. 5:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath L.L.P. (“Crowe Horwath”) served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012 and has been selected to serve as the Company’s independent registered public accounting firm for the 2013 fiscal year. Our Board of Directors proposes that shareholders ratify this selection at the Annual Meeting.  Representatives of Crowe Horwath are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Shareholder ratification of the selection of Crowe Horwath as our independent registered public accounting firm is not required by our Articles of Incorporation, Bylaws or otherwise. However, the Board of Directors is submitting the selection of Crowe Horwath to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Management is not aware that Crowe Horwath or any of its members or associates has or has had during the past year any financial interest in us, direct or indirect, or any relationship with us other than in connection with their professional engagement.

Change in Independent Accountant

On March 16, 2012, the Company dismissed Cherry, Bekaert & Holland, L.L.P. (“CBH”) as its principal independent registered public accounting firm. The decision to dismiss CBH was approved by the Company’s Audit Committee.

In each of the Company’s past two fiscal years ended December 31, 2011 and December 31, 2010, CBH’s report on the consolidated financial statements of the Company did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

In each of the Company’s past two fiscal years ended December 31, 2011 and December 31, 2010, and through March 16, 2012, there were no disagreements, as that term is defined in Item 304(a)(l)(iv) and the related instructions of Regulation S-K, promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, with CBH on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of CBH, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s financial statements.

In each of the Company’s past two fiscal years ended December 31, 2011 and December 31, 2010, and through March 16, 2012, there were no “reportable events”, as that term is defined in Item 304(a)(l)(v) of Regulation S-K, that were reported by CBH to the Company.

On March 16, 2012, the Company’s Audit Committee approved the selection of Crowe Horwath L.L.P. as its principal independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2012 and authorized management to move forward with such engagement.

On March 26, 2012, the Company engaged Crowe Horwath as its principal independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2012.

During the Company’s past two fiscal years ended December 31, 2011 and December 31, 2010, and through March 16, 2012, neither the Company, nor anyone acting on its behalf, consulted with Crowe Horwath regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that Crowe Horwath concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement, as described in Item 304(a)(l)(iv) and the related instructions of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(l)(v) of Regulation S-K.

Principal Accountant Fees and Services

Audit Fees. The aggregate fees billed for professional services rendered by the independent registered public accounting firms for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q were $89,000 for 2012 and $83,000 for 2011.

Audit-Related Fees. The aggregate fees billed for professional services rendered by the independent registered public accounting firms for audit-related services were $30,440 for 2012 and $0 for 2011. These fees relate to compliance audits, consent procedures and other audit requirements.

Tax Fees. The aggregate fees billed for professional services rendered by the independent registered public accounting firms for tax compliance, tax advice and tax planning were $30,725 for 2012 and $21,100 for 2011. These fees were incurred in connection with the preparation of the Company’s tax returns and tax consulting.

All Other Fees. The aggregate fees billed for all other professional services rendered by the independent registered public accounting firms were $0 for 2012 and $0 for 2011. These fees generally relate to assistance in connection with regulatory filings and accounting and disclosure consultation.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. See “Corporate Governance and Board Matters – Audit Committee” for a discussion of the Audit Committee’s responsibilities.

Vote Required and Board Recommendation

The ratification of the appointment of Crowe Horwath as our independent registered public accounting firm for the fiscal year ending December 31, 2013 will be approved if a quorum exists and the number of votes cast in favor of such action exceeds the number of votes cast against such action.

The Board of Directors recommends that the Company’s shareholders vote “FOR” the ratification of the appointment of Crowe Horwath L.L.P. to serve as the Company’s independent registered public accounting firm for fiscal year 2013.

CORPORATE GOVERNANCE AND BOARD MATTERS

Leadership Structure of the Board of Directors

The Company’s Board of Directors has separated the positions of Chairman and Chief Executive Officer, and elected Samuel A. Fowler, Jr., a non-employee independent director, as the Company’s Chairman, and appointed Remer Y. Brinson, III as the Company’s Chief Executive Officer. Although the Company has not formally designated a lead independent director, as Chairman, Mr. Fowler acts as the Company’s lead independent director. Separating the positions allows the Chief Executive Officer to focus on the Company’s day-to-day business and strategic decisions, while allowing the Chairman to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. The Board of Directors believes that having separate positions and an independent outside director serve as Chairman is the appropriate leadership structure for the Company at this time and demonstrates the Company’s commitment to effective corporate governance.

Meetings of the Board of Directors

The Company’s Board of Directors presently consists of fifteen members. The Board of Directors held five Board meetings during the year ended December 31, 2012. During 2012, each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors on which he or she served with the following exceptions:  Director Bowman attended 3 of the 9 board and applicable committee meetings in 2012 and Director McKnight attended 6 of the 9 board and applicable committee meetings in 2012.  It is a policy of the Company that the Company’s directors attend the Annual Meetings of Shareholders, and all of the Company’s directors attended the 2012 Annual Meeting of Shareholders with the exception of Directors Bowman and Gay.

Board Independence

The Board of Directors has determined that each of its members other than Remer Y. Brinson, III, the President and Chief Executive Officer of the Company and the Bank, and Patrick G. Blanchard, the Company’s former President and Chief Executive Officer, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and qualifies as an independent director under the rules applicable to companies listed on The NASDAQ Stock Market.

Committees of the Board of Directors

The Board of Directors of the Company has a standing Audit Committee, Executive Committee, Compensation Committee, Special Study Committee and Stock Option Committee.

Audit Committee

The Audit Committee, which met five times during 2012, reviews the affairs of the Company with the Company’s independent auditors, including a review of the accounts and the financial statements of the Company and the overall financial condition of the Company. The Audit Committee also examines the Company’s internal controls to determine whether adequate safeguards are in place, and determines whether officers and employees of the Company have provided adequate cooperation and assistance to the Company’s independent auditors. The Audit Committee reviews and pre-approves all audit and non-audit services performed by the Company’s accountants, or other accounting firms, other than as may be allowed by applicable law. The Audit Committee’s current members are Phillip G. Farr (Chairman), Arthur J. “Sonny” Gay, Jr., George H. Inman, James L. Lemley, M.D. and A. Montague Miller. The Board has also determined that Phillip G. Farr is an “audit committee financial expert,” as defined by rules of the Securities and Exchange Commission (the “SEC”). Mr. Farr is independent within the meaning of the NASDAQ Stock Market listing standards, as currently in effect. The Board of Directors has adopted an Audit Committee Charter, a copy of which is attached to this 2013 Proxy Statement as Appendix A.

Executive Committee

The Executive Committee, which met three times during 2012, has the power and authority to manage the affairs of the Company between meetings of the Board of Directors. The Executive Committee also reviews significant corporate matters, planning and strategies and recommends action as appropriate to the Board of Directors. The Executive Committee’s current members are Samuel A. Fowler, Jr. (Chairman), Patrick G. Blanchard, Remer Y. Brinson III, George H. Inman, David W. Joesbury, Sr., William D. McKnight, A. Montague Miller, John W. Lee, Mac A. Bowman, M.D. and Arthur J. “Sonny” Gay.

Compensation Committee

The Compensation Committee met four times during 2012. The Compensation Committee’s current members are Samuel A. Fowler, Jr. (Chairman), George H. Inman, David W. Joesbury, Sr., William D. McKnight, A. Montague Miller, John W. Lee, Mac A. Bowman, M.D. and Arthur J. “Sonny” Gay.  The Board of Directors has adopted a Compensation Committee Charter, a copy of which is attached to this 2013 Proxy Statement as Appendix B.

The Compensation Committee has overall responsibility for establishing, implementing and monitoring the compensation structure, policies and programs of the Company. The Committee is responsible for assessing and making recommendations to the full Board of Directors regarding the total compensation paid to the Chief Executive Officer and other executive officers of the Company. Accordingly, the Compensation Committee is responsible for determining whether the compensation paid to the officers is fair, reasonable and competitive, and whether such compensation serves the interests of the Company’s shareholders.

The Compensation Committee recommends the compensation to be paid to the Chief Executive Officer to the full Board of Directors for approval. The Compensation Committee and the Chief Executive Officer annually review the performance of the Company’s other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are reviewed by the Committee and then the Committee makes its recommendations to the full Board of Directors for approval.

The Compensation Committee’s Chairman regularly reports to the Board on the actions and recommendations of the Compensation Committee. The Compensation Committee may retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.  During 2012, the Committee retained Matthews, Young-Management Consulting. The Committee’s priorities for the assignment were to have the consultant review comprehensive information on marketplace pay levels and prevailing practices for the top three executive officers of the Bank, including the chief executive officer, the chief financial officer and the chief lending officer, and to develop a compensation strategy and principles to guide the Committee’s compensation decisions over the next three years which would coordinate and make the most effective use of base salaries (that are competitive and reasonable), annual incentives (that reward for operating success) and stock-based compensation (that rewards for strategic results and building shareholder value).  The assignment also included a review of and recommendations with respect to the annual incentive plan and guidelines for the best use of stock for long-term incentives. The assignment contained both a compensation audit component and a plan design component, and the fee arrangement with the consultant was divided into those two components.

Stock Option Committee

The Stock Option Committee, which met one time during 2012, has been assigned the responsibility of administering the Company’s 1997 Stock Option Plan and Amended and Restated 2004 Incentive Plan (the “2004 Incentive Plan”). The Stock Option Committee’s current members are David W. Joesbury, Sr. (Chairman), Phillip G. Farr and A. Montague Miller. The Stock Option Committee does not have a formal charter.

Nomination of Directors

At the direction of the Chairman of the Board, during 2007, director selection and review was conducted by the Special Study Committee. Each member of the Special Study Committee has a long-standing relationship with the Company or the Bank as either a director or officer, and the Company believes that these directors acting as a group are capable of evaluating the performance of the current Board, the qualifications of proposed director nominees and of determining the need for additional directors. The Special Study Committee does not have a formal charter.

The Special Study Committee evaluates and considers desired director skills and attributes in identifying director candidates, including the qualifications enumerated below under “Director Qualifications.” The Special Study Committee applies the same standards in considering director candidates recommended by the shareholders as it applies to other candidates. See “Nominations by Shareholders” for information with regard to the consideration of any director candidates recommended by shareholders.

The Special Study Committee presently consists of John W. Lee (Chairman), Phillip G. Farr, James L. Lemley, M.D., A. Montague Miller and Robert N. Wilson, Jr. The Special Study Committee met one time during 2012. The full Board of Directors nominated the individuals who are standing for reelection at the 2013 Annual Meeting.

Nominations by Shareholders. The Board of Directors will consider director candidates recommended by shareholders, provided the following procedures are followed by shareholders in submitting recommendations:

•	Shareholder nominations must be delivered in writing to the Secretary of the Company;

•
Submissions must include sufficient biographical information regarding the recommended candidate including age, his or her employment history for at least the previous five years (including employer names and a description of their business) and such person’s other board memberships, if any; and

•	The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders.

Submissions should be delivered to the Secretary of the Company not less than sixty (60) days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual shareholders meeting. Any submissions received after such date will not be considered until the following year’s annual shareholders meeting.

Director Qualifications. It is the policy of the Board of Directors to seek and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The Board of Directors seeks a diverse group of candidates (including diversity of age, skills, background and experience) who possess the background, skills and expertise to make significant contributions to the Board of Directors, the Company and its shareholders. Desired qualities to be considered include:

Experience (in one or more of the following):

•	High-level leadership experience in business or administrative activities;

•	Breadth of knowledge about issues affecting the Company and its subsidiaries;

•	The ability and willingness to contribute special competencies to Board of Directors activities; and

•	The ability to read and understand financial statements.

Personal Attributes:

•	Personal integrity;

•	Loyalty to the Company and concern for its success and welfare;

•	Willingness to apply sound and independent business judgment;

•	Awareness of a director’s vital role in the Company’s good corporate citizenship and its corporate image;

•	Availability for meetings and consultation on Company matters;

•	Contacts within the community; and

•	The willingness to assume Board of Directors and fiduciary responsibilities.

Qualified candidates for membership on the Board of Directors will be considered without regard to race, religion, sex, ancestry, national origin or disability.

The Board of Directors does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or by the Special Study Committee.

Role of Risk Oversight

The Company’s Board of Directors primarily administers its risk oversight function through the Audit Committee of the Board. The Audit Committee is comprised of five independent, non-employee board members and its Chairman is a certified public accountant. The quarterly meetings of the Audit Committee consist of reports from the Company’s external audit firm and the Company’s Chief Executive Officer and Chief Financial Officer. All of the discussions of the Audit Committee are reported to the Company’s full Board of Directors at the Board’s quarterly meeting.

In addition to the Company’s Audit Committee, several committees of the Bank’s Board of Directors address risk oversight. These committees are: the Audit and Compliance Committee, whose primary function is oversight of internal audit and compliance risk; the Investment Committee, whose primary function is oversight of asset liability management and interest rate risk; the Directors Loan Committee, whose primary function is oversight of credit risk; the Technology Committee whose primary function is oversight of information security risk; and the CRA and Marketing Committee, whose primary function is oversight of the Bank’s marketing and community development efforts. Except for the Directors Loan Committee, all of these committees meet quarterly and the results of all meetings are reported directly to the Bank’s full Board of Directors.  The Directors Loan Committee meets bi-weekly and reports its results to the Bank’s full Board of Directors and the Audit Committee on a regular basis.

All members of management of the Company and the Bank who are responsible for risk oversight report to the Company’s Chief Executive Officer, who reports to the Company’s full Board of Directors.

Shareholder Communications with the Board of Directors

The Board of Directors has implemented a process for shareholders to send communications to the Board of Directors. Shareholders who wish to communicate directly with the Board of Directors or any particular director should deliver any such communications in writing to the Secretary of the Company. The Secretary will compile any communications he or she receives from shareholders and deliver them periodically to the Board of Directors or the specific directors requested. The Secretary of the Company will not screen or edit such communications, but will deliver them in the form received from the shareholder.

Code of Ethics

The Company has adopted a Code of Ethics applicable to its Chief Executive Officer and Chief Financial Officer, a copy of which was filed as Exhibit 14.1 to the Company’s Form 10-KSB for the fiscal year ended December 31, 2003.

No Family Relationships Among Directors and Officers

There are no family relationships between any director or executive officer of the Company or the Bank and any other director or executive officer of the Company or the Bank.

EXECUTIVE OFFICERS

Executive officers of the Company and the Bank are appointed by the Board of Directors of the Company and the Board of Directors of the Bank, respectively, and hold office at the pleasure of the respective boards. The executive officers of the Company and Bank are as follows:

Name	Age	Position with the Company and Bank

Remer Y. Brinson, III	52	President and Chief Executive Officer of the Company and the Bank and Director of the Company and the Bank

Thomas J. Flournoy	57	Senior Vice President and Chief Financial Officer of the Company and the Bank

Biographical information for Mr. Brinson is in the section titled “Proposal No. 1: Election of Class I Directors” above.

Thomas J. Flournoy has served as Chief Financial Officer of the Company and the Bank since March 2009. He came to the Bank with over twenty-five years of executive/senior level bank management experience in finance, accounting and operations. From July 2008 to March 2009, he served as Chief Financial Officer and Executive Vice President of Omni National Bank in Atlanta, Georgia.  Previous to that position, he served from April 2007 through July 2008, as Chief Operating Officer and Executive Vice President of Commonwealth Bank & Trust Company in Louisville, Kentucky. From May 2005 through April 2007, he served as Chief Financial Officer and Executive Vice President of Summit National Bank in Atlanta, Georgia. From October 2001 through May 2005, he served as Chief Financial Officer and Executive Vice President of MFB Corporation, a bank holding company located in Mishawaka, Indiana.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2012 and 2011

The following table provides certain information concerning compensation earned for services rendered in all capacities by our principal executive officer, principal financial officer and our other executive officers, referred to in this Proxy Statement as our named executive officers, during the fiscal years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)1	Option Awards ($)2	Non-Equity Incentive Plan Compensation ($)3	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)4	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Remer Y. Brinson, III, President and Chief Executive Officer of the Company and the Bank	2012 2011	$295,776 $282,669	- -	$40,000 -	- $61,940	$106,200 $59,149	- -	- -	$441,976 $403,758
Thomas J. Flournoy, Chief Financial Officer of the Company and the Bank	2012 2011	$175,000 $159,520	- -	$20,000 -	- $30,970	$42,000 $53,920	- -	$6,830 $4,786	$243,830 $249,196

1 Refer to “Notes to Consolidated Financial Statements - Note 12 – Stock based compensation” included in Exhibit 99.1 to our Annual Report on Form 10-K filed on March 20, 2013 for the vesting schedule of our stock awards.
2 Refer to “Notes to Consolidated Financial Statements - Note 12 – Stock based compensation” included in Exhibit 99.1 to our Annual Report on Form 10-K filed on March 20, 2013 for the relevant assumptions used to determine the valuation of our option awards. These options fully vest in 2018 and expire in 2021.
3 Represents amounts paid pursuant to the Non-Equity Annual Incentive Plan, which are paid in the first quarter following the applicable fiscal year end.
4 Represents our 401(k) plan matching contributions.

401(k) Plan

Our named executive officers are entitled to all benefits generally made available to our employees, including the eligibility to participate in our 401(k) plan. Our 401(k) plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. In general, all of our employees, who are working at least 20 hours per week and are at least 21 years of age, are eligible to participate on the first anniversary of the date they were hired. Our 401(k) plan includes a salary deferral arrangement pursuant to which the participants may contribute, subject to certain Code limitations, a minimum of 1% and a maximum of 80% of their salary on a pre-tax basis (up to $17,000 per year). We may make both matching and additional contributions each year, subject to certain Code limitations, in the discretion of our Board of Directors. A separate account is maintained for each participant in our 401(k) plan. The portion of a participant’s account attributable to his or her own contributions is 100% vested. Distributions from our 401(k) plan may be made in the form of a lump-sum cash payment or in installment payments.

Severance Protection Agreements

Mr. Brinson and Mr. Flournoy have each entered into a severance protection agreement with the Company pursuant to which each may receive severance payments if his employment with the Company is terminated under certain circumstances within three years after any change in control of the Company.

Pursuant to the agreement, if the executive officer is terminated by the Company during the three-year period immediately following a change in control for any reason other than: (1) gross negligence or willful misconduct; (2) conviction of any crime involving breach of trust or moral turpitude; (3) failure to follow the reasonable written instructions or policies of the Company; or (4) receipt by the Bank or the Company of any written notice from one of their respective regulators requiring his removal, then the Bank will pay him an amount equal to two times the rate of his annual base salary. In the case of Mr. Brinson, such compensation shall be paid in a lump sum within 30 days after such termination or on a monthly basis as specified in writing by him. In the case of Mr. Flournoy, such compensation shall be paid in a lump sum no later than March 15 of the calendar year following the calendar year of his termination. The executive officer is entitled to the same payment during the three-year period immediately following a change in control if he terminates his employment with the Company within 90 days following: (1) a reduction in his compensation, (2) a requirement that he relocate to a county other than Columbia, McDuffie or Richmond, or (3) a reduction in his duties, title, and/or responsibilities.

Additionally, if the executive officer terminates his employment within 90 days after a change in control occurring when any person or group acting in concert becomes an owner of shares of stock of the Company representing an aggregate of 50% or more of the votes then entitled to be cast at an election of directors of the Company, the Bank shall pay him an amount equal to one and one-half times the rate of his annual base salary within 30 days of such termination, in the case of Mr. Brinson, and no later than March 15 of the calendar year following the calendar year of his termination, in the case of Mr. Flournoy.  If the executive officer terminates his employment within 90 days after any other change in control event under his agreement, the Bank shall pay him an amount equal to his annual base salary within 30 days of such termination, in the case of Mr. Brinson, and no later than March 15 of the calendar year following the calendar year of his termination, in the case of Mr. Flournoy.

If a severance payment triggering event had occurred on December 31, 2012, Mr. Brinson would have been eligible to receive a severance payment of $295,776, $443,664 or $591,552 (representing 100%, 150% and 200%, respectively, of his then-effective base salary) and Mr. Flournoy would have been eligible to receive a severance payment of $175,000, $262,500 or $350,000 (representing 100%, 150% and 200%, respectively, of his then-effective base salary), depending on the specific circumstances of the triggering event.

Perquisites

Mr. Brinson receives the following perquisites on an annual basis: payment of private and civic club membership dues, provision of an automobile, and an automobile allowance. The aggregate value of these perquisites in 2012 was less than $10,000.

Non-Equity Annual Incentive Plan

Our non-equity annual incentive plan, referred to in this Proxy Statement as the AIP, is designed to attract, motivate and retain senior management personnel, motivate behaviors and reward outcomes that contribute to the attainment of short-term strategic goals, and add an element of risk and reward to total compensation. Pursuant to the AIP, Mr. Brinson and Mr. Flournoy may earn an incentive award equal to a percentage of their annual base salary. The cash incentive award is based upon meeting certain financial performance objectives established at the beginning of each calendar year.

The AIP is designed to use performance measures that:

•	represent the most important drivers of profitable growth (ends and critical means);

•	provide good “line of sight” for executives;

•	use a performance range to indicate minimally acceptable, target, and outstanding results;

•	are weighted to show relative importance; and

•	set targets that consider past results, future plans, and peer group performance.

The AIP offers a competitive range of potential incentive awards, including a “threshold” award (conservative versus market), a “target” award (competitive with the middle of the market), and a “stretch” award (clearly exceeds the middle of the market).

Remer Y. Brinson, III

The performance measures for Mr. Brinson are related to asset growth, net income (including accruals for incentive payments under the AIP), and a subjective assessment by the Board of Directors. The financial performance objectives of asset growth and net income are assigned a weighting factor of 40% each, and the subjective assessment of the Board of Directors is assigned a weighting factor of 20%.

The AIP includes a “threshold,” “target” and “stretch” or aspiration goal in each of the asset growth and net income categories.  Failure to meet the threshold goals results in no incentive payment in that category. Achievement of the threshold goals is designed to result in an incentive award of 15% of base salary. Achievement of the target goals is designed to result in an incentive award of 30% of base salary. Achievement of the stretch goals is designed to result in an incentive award of 60% of base salary.  The performance objectives are designed so that the achievement of the target goals would be considered to be reflective of superior performance, and the target goals are considered to be difficult to achieve.

Certain credit quality measures are also included in the AIP, which can have the effect of increasing or decreasing the incentive award amount by as much as 45%. The credit quality measures are designed to act as control measures to ensure that net income is not achieved at the expense of credit quality, and that balanced results are achieved. The credit quality measures include expectations related to: (i) classified assets as a percent of total assets, (ii) charge-offs as a percent of loans, and (iii) delinquencies as a percent of loans. If the credit quality results do not meet expectations for a particular credit quality measure, the incentive award will be reduced by 15%. If the credit quality results meet expectations, there is no impact on the incentive award. If the credit quality results exceed expectations, there will be a 15% increase in the incentive award. Adjustments under the credit quality measures will only be made if the threshold net income measure is exceeded.

The subjective assessment of the Board of Directors takes into account various circumstances, developments and occurrences during the year which may have had an impact on the performance measures, and the Board of Directors may act subjectively based upon those considerations and may make upward or downward adjustments to an incentive award based upon the 20% weighting factor.

Excluding the subjective assessment of the Board of Directors, and assuming that (i) the stretch goals were attained for each financial performance category, and (ii) the results of each of the credit quality measures exceeded expectations, the maximum annual incentive award which could be earned is 70.8% of base salary.

Pursuant to the actual results for the year ended December 31, 2012, Mr. Brinson’s incentive award included a provision for meeting the “stretch” goal for net income. Asset growth for the year ended December 31, 2012 did not meet the threshold goal, so no incentive payment was earned with respect to that performance measure. The three credit quality criteria did not increase or decrease Mr. Brinson’s incentive award for 2012. One criteria met expectations, one criteria exceeded expectations and one criteria did not meet expectations. Mr. Brinson’s incentive award for 2012 also included a subjective assessment of the Board of Directors at the “stretch” level.  Therefore, pursuant to the 2012 AIP, Mr. Brinson’s incentive award was $106,200.

Thomas J. Flournoy

The performance measures for Mr. Flournoy are also related to asset growth, net income (including accruals for incentive payments under the AIP), and a subjective assessment by the Board of Directors.  The financial performance objectives of asset growth and net income are assigned a weighting factor of 40% each, and the subjective assessment of the Board of Directors is assigned a weighting factor of 20%.

The AIP for Mr. Flournoy includes a “threshold,” “target” and “stretch” or aspiration goal in each of the asset growth and net income categories.  Failure to meet the threshold goals results in no incentive payment in that category.  Achievement of the threshold goals is designed to result in an incentive award of 10% of base salary.  Achievement of the target goals is designed to result in an incentive award of 20% of base salary.  Achievement of the stretch goals is designed to result in an incentive award of 40% of base salary.  The performance objectives are designed so that the achievement of the target goals would be considered to be reflective of superior performance, and the target goals are considered to be difficult to achieve.

Certain credit quality measures are also included in the AIP, which can have the effect of increasing or decreasing the incentive award amount by as much 45%.  The credit quality measures are designed to act as control measures to ensure that net income is not achieved at the expense of credit quality, and that balanced results are achieved. The credit quality measures include expectations related to: (i) classified assets as a percent of total assets, (ii) charge-offs as a percent of loans, and (iii) delinquencies as a percent of loans. If the credit quality results do not meet expectations for a particular credit quality measure, the incentive award will be reduced by 15%. If the credit quality results meet expectations, there is no impact on the incentive award. If the credit quality results exceed expectations, there will be a 15% increase in the incentive award. Adjustments under the credit quality measures will only be made if the threshold net income measure is exceeded.

The subjective assessment of the Board of Directors takes into account various circumstances, developments and occurrences during the year which may have had an impact on financial performance measures, and the Board of Directors may act subjectively based upon those considerations and may make upward or downward adjustments to an incentive award based upon the 20% weighting factor.

Excluding the subjective assessment of the Board of Directors, and assuming (i) the stretch goals were attained for each financial performance category, and (ii) the results of each of the credit quality measures exceeded expectations, the maximum annual incentive award which could be earned is 47.2% of base salary.

Pursuant to the actual results for the year ended December 31, 2012, Mr. Flournoy’s incentive award included a provision for meeting the “stretch” goal for net income.  Asset growth for the year ended December 31, 2012 did not meet the threshold goal, so no incentive payment was earned with respect to that performance measure.  The three credit quality criteria did not increase or decrease Mr. Flournoy’s incentive award for 2012. One criteria met expectations, one criteria exceeded expectations and one criteria did not meet expectations.  Mr. Flournoy’s incentive award for 2012 also included a subjective assessment of the Board of Directors at the “stretch” level.  Therefore, pursuant to the 2012 AIP, Mr. Flournoy’s incentive award was $42,000.

The financial performance objectives and credit quality measures may be adjusted annually by the Board of Directors or an appropriate committee of the Board of Directors.  For the 2013 AIP year, the Compensation Committee determined that the discretionary award under the 2013 AIP for Mr. Brinson and Mr. Flournoy will be awarded in the form of restricted stock with immediate vesting, determined by converting the dollar amount of the discretionary award to stock, rounded up to the next full share, based on the fair market value of the shares on the date of grant, which will be equal to the average closing price for the previous 10 business days, as is currently being used for other stock grants.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, referred to in this Proxy Statement as the SERP, is for the benefit of certain key officers. The SERP provides selected employees who satisfy specific eligibility requirements with supplemental benefits upon retirement, termination of employment, death, disability or a change of control of the Bank, in certain prescribed circumstances. Except as described specifically below, SERP benefits are subject to a seven-year ratable vesting schedule as set forth in the SERP.  Currently, Remer Y. Brinson, III is the only executive officer participant in the SERP.

Upon achieving age 65, a participant will receive an annual normal retirement benefit equal to 40% of his then current salary for the life of the participant (even if the participant remains employed with the Bank past age 65). In the event the participant dies after such payments have commenced, his named beneficiary will continue to receive the annual benefit for a period of 15 years. In the event the participant dies prior to the date that such payments commence, his named beneficiary will receive the annual benefit for a period of ten years. If a participant becomes disabled prior to age 65, he will receive the accrued benefit as of the date of disability in five equal annual installments. If the SERP is terminated by the Bank prior to a participant receiving his benefits, the Bank will pay the entire accrued benefit in effect as of the date of termination of the SERP in ten equal installments commencing at age 65.

In the event the participant voluntarily terminates his employment with the Bank prior to age 65 for other than good reason, that participant will receive the vested portion of the accrued benefit as of the termination date. Such benefit will be paid in ten equal annual installments and will commence at age 65. In the event the participant is involuntarily terminated by the Bank for reasons other than cause or voluntarily terminates his or her employment for good reason prior to age 65, the Bank will pay the vested portion of the annual benefit, commencing at age 65 and continuing for life.

Upon a change of control of the Bank, a participant will become 100% vested and payments will commence at age 65 and continue for life.  In the event any payment to a participant under the SERP or any other arrangement, policy, plan, program or arrangement of the Bank is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Bank will compensate the participant with an additional amount (a “gross-up payment”) such that the total amount the participant receives will equal the payment the participant would otherwise have received absent any (1) excise tax of such payment (including any interest and penalties), and (2) any federal, state, and local income tax, employment tax and excise tax on the gross-up payment.

A participant will forfeit any unpaid benefits under the SERP if the participant is (1) terminated for cause or (2) violates any existing non-competition or nondisclosure agreement with the Bank or engages in prohibited competition or disclosure under any existing agreements with the Bank, or (3) if no such agreements exist, engages in “prohibited disclosure” (as such term is defined in the SERP).

Long-Term Compensation

Incentive Plans

Our strategy for long-term compensation is principally provided through stock option and restricted stock awards under our stock option and equity incentive plans, designed to motivate and reward our senior management for increasing shareholder value. Generally, we believe that providing our named executive officers with opportunities to acquire an equity stake in our growth and prosperity, while maintaining other elements of our compensation programs, will enable us to attract and retain executives with the outstanding management abilities and entrepreneurial spirit that are essential to our ongoing success. We also believe this approach motivates our named executive officers to perform to their full potential, and more closely aligns such officers’ interests with those of our shareholders, since the ultimate value of such compensation is linked directly to stock price.

We have utilized two equity incentive plans in the history of our Company, including the 2004 Incentive Plan and the 1997 Stock Option Plan. The 2004 Plan provides for the award of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock. Directors, officers, key employees and consultants or advisors of the Company and the Bank are eligible to participate in the 2004 Plan. The 1997 Plan provides for the award of incentive and nonqualified stock options to eligible directors, officers and key employees of the Company and the Bank. The maximum number of shares reserved and available for sale under the 2004 Plan is currently 155,246. There are no more shares reserved and available for sale under the 1997 Plan.

In April 2012, the Board of Directors approved several amendments to the 2004 Plan which were incorporated into an “Amended and Restated 2004 Incentive Plan.”  The amendments addressed the following substantive matters: (i) revised the definition of “Fair Market Value” to provide the Board flexibility in determining fair market value on any given date as may be required by the Internal Revenue Code of 1986, as amended (the “Code”), for tax purposes; (ii) provided that the stock option awards (including non-qualified options) must be made at 100% of fair market value on the date of grant; (ii) provided that an award of restricted stock may provide for lapse of restrictions upon retirement on or after age 65, in the discretion of the Board; and (iv) provided for other technical changes for conformity and compliance with Section 409A of the Code, related to deferred compensation.

Administration and Awards

Both plans are administered by the Board of Directors and the Stock Option Committee of the Board of Directors. Prior to the end of the Company’s fiscal year, the Stock Option Committee begins the process of evaluating the Company’s performance during the year and determining the appropriate equity-based incentives to award our named executive officers. This process continues into the next fiscal year with incentive awards typically granted during the first quarter.

Subject to the provisions of the 1997 Plan and the 2004 Plan, the Board or the Committee has the authority to determine, among other things, the individuals to whom awards shall be granted and to determine exercise prices, vesting requirements, method of exercise, the term of and the number of shares covered by each award, and the form of the award to be granted.

Stock option awards granted to named executive officers pursuant to the 1997 Plan and the 2004 Plan have typically vested over a period of several years, with the number of options vesting each year varying according to the specific award. The expiration of the options granted pursuant to these plans is typically ten years from the date of grant, and may not exceed ten years based on the terms of the plan. Options are granted under both plans to purchase common stock at a price not less than the fair market value of the Company’s common stock at the date of the grant, as defined in the plan.

The Board of Directors may also grant restricted stock awards pursuant to the 2004 Plan.  These awards of the Company’s common stock typically vest at the three year anniversary date of the grant; however, vesting may vary according to the specific award.

In February 2013, the Board of Directors approved a new manner in which the Company will make annual awards of restricted stock to its named executive officers. Previously, annual equity awards of restricted stock were not tied to any specific performance metric. The Board resolved that an annual incentive award (if any) to the Chief Executive Officer and the Chief Financial Officer shall be paid in restricted stock with three year cliff vesting based on a formula related to the Company’s return on average assets (“ROAA”). The formula for determining the number of shares of restricted stock to be awarded is based on the Company’s achievement of its annual ROAA goals, ranging from 0.85% (threshold award percentage) to 1.25% (stretch award percentage) of achievement for 2013, with a straight line calculation being used for awards between the ROAA threshold and the stretch. If the threshold ROAA target is achieved, then the eligible executive will automatically receive a minimum number of shares of restricted stock, which will range up to a maximum number if the stretch is achieved.

For 2013, the following executive officers are eligible to receive bonus awards of restricted stock based on the foregoing ROAA linked formula in the following fashion:

•	Remer Y. Brinson, III (CEO): 2,500 shares (threshold) – 5,000 shares (stretch).
•	Thomas J. Flournoy (CFO): 1,500 shares (threshold) – 3,000 shares (stretch).

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides certain information concerning the outstanding equity awards for each named executive officer as of December 31, 2012. The number of options held as of December 31, 2012 includes options granted under both the 2004 Plan and the 1997 Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Remer Y. Brinson, III	10,000	-	-	$14.30	12/17/13	5,0008	$62,750	-	-
	6,192	-	-	$16.40	1/25/15	-	-	-	-
	1,307	-	-	$16.40	1/25/15	-	-	-	-
	6,375	1,1251	-	$15.00	3/31/16	-	-	-	-
	2,750	2,2502	-	$11.25	2/26/18	-	-	-	-
	3,000	4,5003	-	$8.75	1/26/19	-	-	-	-
	3,000	7,0004	-	$7.00	1/25/20	-	-	-	-
	2,000	8,0005	-	$8.12	1/24/21

Thomas J. Flournoy	300	7006	-	$7.00	1/25/20	2,5008	$31,375	-	-
	1,000	4,0007		$8.12	1/24/21	-	-	-	-
1 Remaining options vested or will vest as follows: options to purchase 1,125 shares will vest on March 31, 2013.
2 Remaining options vested or will vest as follows: options to purchase 750 shares will vest on each of February 26, 2013, February 26, 2014 and February 26, 2015.
3 Remaining options vested or will vest as follows: options to purchase 1,125 shares will vest on each of January 26, 2013, January 26, 2014, January 26, 2015 and January 26, 2016.
4 Remaining options vested or will vest as follows: options to purchase 1,000 shares will vest on  January 25, 2013; options to purchase 1,500 shares will vest on each of January 25, 2014, January 25, 2015, January 25, 2016 and January 25, 2017.
5 Remaining options vested or will vest as follows: options to purchase 1,000 shares will vest each on each of  January 24, 2013 and January 24, 2014; options to purchase 1,500 shares will vest on each of January 24, 2015, January 24, 2016, January 24, 2017 and January 24, 2018.
6 Remaining options vested or will vest as follows: options to purchase 100 shares will vest on January 25, 2013; options to purchase 150 shares will vest on each of January 25, 2014, January 25, 2015, January 25, 2016 and January 25, 2017.
7 Remaining options vested or will vest as follows: options to purchase 500 shares will vest each on each of  January 24, 2013 and January 24, 2014; options to purchase 750 shares will vest on each of January 24, 2015, January 24, 2016, January 24, 2017 and January 24, 2018
8 Stock awards will fully vest on April 23, 2015.

Director Compensation Table for Fiscal 2012

The following table provides certain information concerning compensation for each director of the Company for all services as a Company and Bank director during the fiscal year ended December 31, 2012.

Name1	Fees Earned or Paid in Cash ($)	Stock Awards ($)2	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)3	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Patrick G. Blanchard	-4	-	-	-	-	-	-
Mac Bowman	-	$5,257	-	-	-	$3,867	$9,124
Phillip G. Farr	-	$7,877	-	-	-	$8,105	$15,982
Samuel A. Fowler, Jr.	$14,600	$11,815	-	-	-	$5,061	$31,476
Arthur J. Gay, Jr.	$12,100	$6,567	-	-	-	-	$18,667
George H. Inman	-	$5,257	-	-	-	$8,367	$13,624
David W. Joesbury, Sr.	$15,750	$7,877	-	-	-	-	$23,627
Jefferson B.A. Knox	$10,550	$6,567	-	-	-	-	$17,117
John W. Lee	$200	$6,567	-	-	-	$14,055	$20,822
James L. Lemley, M.D.	-	$6,567	-	-	-	$8,034	$14,601
A. Montague Miller	-	$5,257	-	-	-	$19,758	$25,015
William D. McKnight	-	$9,196	-	-	-	$6,149	$15,345
Robert N. Wilson, Jr.	$15,150	$6,567	-	-	-	$5,061	$26,778
Bennye M. Young	$3,550	$5,257	-	-	-	-	$8,807
1 Remer Y. Brinson, III, who is a member of our Board of Directors, has been omitted from this table since he received no compensation for serving on our Board of Directors.
2 Based on the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. These sums represent retainer shares granted to each director in lieu of cash for services rendered as a director, pursuant to the terms of the Directors Equity Incentive Plan.
3 Based on purchases of common stock from the Company pursuant to the Directors Equity Incentive Plan at a discounted price equal to 85% of the average closing price of the common stock for the 10 business days prior to the last trade reported prior to the last day of the quarter.  These purchases are made in lieu of receiving cash for directors fees.  The amount shown includes the value of the price discount.
4 Mr. Blanchard is still employed by the Bank and received annual compensation in 2012 of $75,000 for his services. He also received perquisites related to his employment by the Bank totaling an approximate value of $4,100 in 2012 for club dues.  He receives no extra compensation for his service as a director of the Company or the Bank.

Director Compensation

Each director of the Company and the Bank receives $200 for each Board meeting attended.    Effective July 1, 2008, the fees earned by the directors of the Company and the Bank for attending the various committee meetings are as follows:

Directors Loan Committee	$350 per meeting
Audit Committee	$250 per meeting
All Other Committees	$150 per meeting

In January 2011, the Board of Directors of the Company approved a modification of the annual retainer share plan whereby service will be compensated by a number of shares that equates to a predetermined monetary amount. The determination of the issuance price remains unchanged and is calculated based on the average closing market price of the Company’s common stock as reported on the Over-the-Counter Bulletin Board for the ten business days prior to the last trade of the Company’s common stock reported prior to the Board meeting in which the annual retainer shares are approved, and the awards are now as follows: $5,000 for the annual retainer, $2,500 for Board Chairmen, and $1,250 for Committee Chairmen.

In June 2001, the Board of Directors adopted the Director Stock Purchase Plan and, in October 2009, the Board of Directors adopted the amended and restated Director Stock Purchase Plan, which was renamed the Directors Equity Incentive Plan. The Plan provides that non-employee directors of the Company and the Bank may elect to purchase shares of the Company’s common stock in lieu of receiving cash for director fees earned in each calendar quarter. The purchase price for shares acquired under the Plan is 85% of the average closing market price of the Company’s common stock as reported on the Over-the-Counter Bulletin Board for the ten business days prior to the last trade of the Company’s common stock reported prior to the last day of the quarter. The investment date is the first trading date of each calendar quarter. A non-employee director may join the Plan at any time during the last seven days of each calendar quarter. The Directors Equity Incentive Plan also provides for the grant of retainer shares to directors and advisory board members based on committee membership and attendance.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

The Bank extends loans from time to time to certain of the Company’s and the Bank’s directors, their associates and members of the immediate families of the directors and executive officers of the Company and the Bank. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving all related-party transactions. Any financial transaction with any officer or director, or any immediate family member of any officer or director, not made in the ordinary course of business, would need to be approved by our Audit Committee prior to the Company entering into such transaction. On an ongoing basis, all potential related-party transactions are reported directly to the Chairman of our Audit Committee.  To assist us in identifying any related-party transactions, each year we submit and require our directors and officers to complete questionnaires identifying any transactions with us in which the directors or officers, or their immediate family members, have an interest.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s 2012 audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by AICPA, Professional Standards, Vol. 1 AU Section 380 (The Auditor’s Communication with Those Charged with Governance).The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Phillip G. Farr, Chairman
George H. Inman
Arthur J. Gay, Jr.
James L. Lemley, M.D.
A. Montague Miller

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2013 with respect to ownership of the outstanding common stock of the Company by (i) each director and named executive officer of the Company, (ii) all directors and executive officers of the Company, as a group, and (iii) all persons known to the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock.

Name of Beneficial Owner1	Amount and Nature of Beneficial Ownership2	Percentage of Outstanding Shares

Patrick G. Blanchard3	53,756	1.50%
Mac A. Bowman, M.D.	3,944	*
Remer Y. Brinson, III4	87,407	2.43%
Phillip G. Farr5	23,997	*
Thomas J. Flournoy6	9,465	*
Samuel A. Fowler, Jr.7	55,393	1.56%
Arthur J. Gay, Jr.	32,513	*
George H. Inman8	57,712	1.62%
David W. Joesbury, Sr.9	52,986	1.49%
Jefferson B.A. Knox10	192,470	5.41%
John W. Lee11	176,723	4.97%
James L. Lemley, M.D.12	69,541	1.96%
William D. McKnight13	71,819	2.02%
A. Montague Miller	46,289	1.30%
Robert N. Wilson, Jr. 14	43,726	1.23%
Bennye M. Young15	57,692	1.62%
Knox Ltd. (beneficial owner)16	190,755	5.37%

All directors and executive officers as a group (15 persons)17	1,035,433	28.61%
____________________________
* Represents less than 1%.
1 Unless otherwise noted, each beneficial owner has the same address as the Company.
2 “Beneficial ownership” includes shares for which an individual or entity, directly or indirectly, has or shares voting or investment power or both. All of the above listed persons and entities have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The ownership percentages are based upon 3,555,283 shares, except for certain parties who hold presently exercisable stock options to purchase shares. The ownership percentage for each party holding presently exercisable stock options is based upon the sum of 3,555,283 shares plus the number of shares held by such party subject to presently exercisable stock options, as indicated in the following notes.
3 Includes 22,499 shares subject to presently exercisable stock options and 18,750 shares pledged as collateral.
4 Includes 39,624 shares subject to presently exercisable stock options, 250 shares held by Mr. Brinson’s wife as custodian for their minor children and 37,533 shares pledged as collateral.
5 Includes 360 shares owned by Mr. Farr’s wife as to which Mr. Farr disclaims beneficial ownership and 21,800 shares pledged as collateral.
6 Includes 1,900 shares subject to presently exercisable stock options and 2,065 shares held in an Individual Retirement Account.
7 Includes 345 shares owned by Mr. Fowler’s wife as to which Mr. Fowler disclaims beneficial ownership. Also includes 1,725 shares held by Samuel A. Fowler, Jr., Attorney at Law, P.C., a professional corporation established and managed by Mr. Fowler.
8 Includes 10,637 shares owned by Mr. Inman’s wife.
9 Includes 7,245 shares owned by Mr. Joesbury’s wife, with whom Mr. Joesbury shares voting and investment power.
10 Includes 190,755 shares held by Knox, Ltd., of which Mr. Knox is the [general partner]. See footnote 16 below.

11 Includes 163,958 shares held by a trust for which Mr. Lee’s spouse exercises sole voting and investment power, and 12,765 shares held in an Individual Retirement Account. Mr. Lee disclaims beneficial ownership of the shares held by the trust.
12 Includes 57,787 shares owned by the Patricia O. Lemley Trust of which Dr. Lemley is the trustee and 690 shares held by Dr. Lemley as custodian for his child.
13 Includes 2,800 shares held by Mr. McKnight as custodian for his children, for whom he exercises voting and investment.
14 Includes 10,112 shares held in an Individual Retirement Account.
15 Includes 5,864 shares held in trust for the benefit of Ms. Young’s children.
16 The Company is relying on a Schedule 13G/A filed with the SEC on February 14, 2013 for the accuracy of this information.  Jefferson B. A. Knox is the sole general partner of Knox Ltd. The principal business address for Knox, Ltd. and Jefferson B. A. Knox is 3133 Washington Road, Thomson, Georgia 30824.
17 Includes 64,023 shares subject to presently exercisable options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the SEC reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with, except as follows: Mr. Blanchard filed a Form 5 to report one transaction which should have been reported in 2012; Mr. Farr filed two Forms 4 late reporting one transaction each; Dr. Bowman, Mr. Fowler, Mr. Inman, Mr. Lee, Dr. Lemley, Mr. McKnight, Mr. Miller and Mr. Wilson filed one Form 4 late reporting one transaction; and Mr. Knox filed a Form 3 late and one Form 4 late reporting one transaction.

OTHER MATTERS

Annual Report to Shareholders and Report on Form 10-K

Additional information concerning the Company, including financial statements, is provided in the Company’s 2012 Annual Report to Shareholders that accompanies this Proxy Statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, is available to shareholders who make a written request therefor to Thomas J. Flournoy, Chief Financial Officer, at the offices of the Company, 3527 Wheeler Road, Augusta, Georgia 30909. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company’s expenses in furnishing such documents.

Shareholder Proposals for 2014 Annual Meeting

The deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders is December 17, 2013. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders (but not required to be included in the Company’s proxy statement) by March 1, 2014, or such proposal will be considered untimely and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Other Business

The Board of Directors knows of no other matters to be brought before the Annual Meeting.  However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of the Company.

APPENDIX A

AUDIT COMMITTEE CHARTER

GEORGIA-CAROLINA BANCSHARES, INC.

I.	Purpose of the Audit Committee

     The purpose of the Audit Committee of Georgia-Carolina, Bancshares, Inc. (the “Company”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

II.	Composition of the Audit Committee

     The Audit Committee shall be comprised of at least three directors each of whom is (i) “independent” under the rules of the Nasdaq Stock Market, Inc., except as permitted by Nasdaq Rule 4350(d) and the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and (iv) has not participated in the preparation of the financial statements of the Company or any subsidiary at any time during the past three years. Members shall be appointed either by a majority of independent directors or by a nominations committee composed solely of independent directors.

     All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication.

III.	Meetings of the Audit Committee

     The Audit Committee shall meet at least once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.	Responsibilities of the Audit Committee

     To carry out its purpose, the Audit Committee shall have the following responsibilities:

     1. with respect to the independent auditors,

(i)	to directly appoint, compensate, retain, oversee, evaluate, and terminate the independent auditors, who must report directly to the Audit Committee;

(ii)
to pre-approve all audit and non-audit services to be provided by the independent auditors; in this regard, the Audit Committee may, in its discretion, (A) delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting, and (B) pre-approve services using pre-approval policies and procedures, provided that (1) such policies and procedures are detailed as to the particular services to be provided, (2) the Audit Committee is informed about each such particular service, and (3) such policies and procedures do not result in the delegation of the Audit Committee’s authority to management;

(iii)
to ensure that the independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.;

(iv)
to discuss with the independent auditors any relationships or services disclosed in the Auditors’ Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

(v)	to actively engage in dialogue with the independent auditors with respect to any disclosed relationship or services that may impact the independence of the auditors;

(vi)
to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences;

(vii)
to obtain from the independent auditors annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service;

(viii)	to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and

(ix)	to review and approve all related party transactions of the Company;

     2. with respect to financial reporting principles and policies and internal audit controls and procedures,

(i)	to discuss with the independent auditors the matters required to be disclosed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as it may be modified or supplemented;

(ii)	to meet with management, the independent auditors and, if appropriate, the director of the internal audit department:

•	to discuss the scope and results of the annual audit;

•	to discuss the annual audited financial statements and quarterly financial statements;

•
to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

•
to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management; and

•	to discuss any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Company;

(iii)
to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

(iv)
to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

(v)	to establish hiring policies for employees or former employees of the independent auditors;

     3. with respect to reporting and recommendations,

(i)	to prepare any report or other disclosures or any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual report;

(ii)	to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors; and

(iii)
to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

V. Resources and Authority of the Audit Committee

     The Audit Committee shall have the authority appropriate to discharge its duties and responsibilities, including the authority to select, engage, retain, terminate, and approve the fees and other retention terms of special or independent counsel and other advisors, as it deems necessary or appropriate to carry out its duties.

     The Audit Committee shall have the appropriate funding, as determined by the Audit Committee for payment of (i) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (ii) compensation to any independent counsel or advisers employed by the Audit Committee as it deems necessary; and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

GEORGIA-CAROLINA BANCSHARES, INC.

I. Purpose

     The primary purposes of the Compensation Committee of the Board of Directors are: (i) to assist the Board in discharging its responsibilities with respect to the Company’s compensation programs and compensation of the Company’s executive officers; (ii) if required by the rules and regulations of the Securities and Exchange Commission, to review the annual Compensation Discussion and Analysis (“CD&A”) disclosure, and produce a report of the Compensation Committee on executive compensation, for inclusion in the Company’s annual proxy statement; (iii) to provide recommendations regarding management successors; and (iv) to assist in the administration of the Company’s equity and nonequity incentive plans.

II. Organization

     The Compensation Committee shall consist of two or more directors, each of whom shall satisfy the applicable independence requirements of The Nasdaq Stock Market and any other regulatory requirements. The Committee may form and delegate authority to subcommittees when appropriate.

     Committee members shall be elected by resolution of the Board and shall serve until their successors shall be duly elected and qualified. The Committee’s chairperson shall be designated by the full Board if it elects to do so. Alternatively, if the Board does not designate a chairperson, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

     The Committee’s chairperson shall (i) chair and set the agendas for all meetings of the Committee; (ii) coordinate the evaluation of the performance of the Chief Executive Officer; and (iii) perform other activities as requested by the other directors or as circumstances dictate.

III. Structure and Meetings

     The chairperson of the Compensation Committee will preside at each Committee meeting and, in consultation with the other Committee members, shall set the frequency of meetings and the agenda for each meeting. The chairperson will ensure that the agenda for each meeting is circulated in advance of the applicable meeting. The Committee shall meet at least one time annually, and shall maintain minutes and records of the meetings and activities of the Committee.

     The Compensation Committee may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Compensation Committee may meet with or without Company personnel present, and in all cases officers shall not be present at meetings at which their performance or compensation is being discussed or determined.

     The Committee shall inform the Board of the actions taken or issues discussed at its meetings at the next meeting of the full Board following a committee meeting.

IV. Duties and Responsibilities

     The Compensation Committee shall have the power and authority of the Board to perform and shall perform the following duties and responsibilities:

1.	establish and review the overall executive compensation philosophy of the Company;

2.	review and approve Company goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, including annual performance objectives;

3.
on an annual basis, review the compensation and performance of the Company’s officers, review and approve corporate goals relevant to the compensation of the Chief Executive Officer and other executive officers, evaluate the Chief Executive Officer’s performance in light of these goals and objectives, evaluate the performance of the Company’s senior executive officers, and based on such evaluation, make recommendations for approval by the Board’s independent directors with respect to the annual compensation of the Chief Executive Officer and other executive officers, including the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the Chief Executive Officer and other executive officers;

4.
if required by the rules and regulations of the Securities and Exchange Commission, review the annual CD&A and produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, in accordance with all applicable rules and regulations;

5.
as requested by the Board, make recommendations to the Board with respect to the approval of incentive compensation plans and equity-based incentive plans, and if directed by the Board of Directors, assist in the administration of such plans by (i) establishing policies and criteria for the granting of awards to the Company’s officers and other employees, and (ii) reviewing and approving the grants of awards to the executive officers in accordance with such policies and criteria;

6.
periodically review the policies and criteria for the administration of all executive compensation programs, the operations of the compensation programs and whether they are achieving their intended purposes;

7.	monitor compliance by executives with the terms and conditions of the Company’s executive compensation plans and programs:

8.	establish and periodically review policies in the area of senior management perquisites;

9.
review Board of Director compensation levels and practices periodically, and recommend to the Board, from time to time, changes in such compensation levels and practices (including retainers, committee fees, stock options and other similar items as appropriate);

10.	review and approve plans and processes for management development and succession;

11.	periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

12.	perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems appropriate.

V. Performance Evaluation

     As requested by the Board of Directors, the Compensation Committee shall conduct and present to the Board a performance evaluation of itself.

VI. Committee Resources

     The Compensation Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting, consulting and other advisors. The Committee shall determine the extent of funding necessary for the payment of fees to any consultant retained to advise the Committee.

     The Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the development and/or analysis of the Company’s compensation philosophy, or the evaluation of a director, the Chief Executive Officer or other senior executive and shall have sole authority to approve such firm’s fees and other retention terms.

REVOCABLE PROXY
GEORGIA-CAROLINA BANCSHARES, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-855-822-7115 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 20, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/gecr prior to 3 a.m., May 20, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

Annual Meeting Materials are available at:
http://www.cfpproxy.com/5207

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. To elect the following five Class I directors to serve for a term of three years, expiring at the 2016 Annual Meeting of Shareholders, and until their successors are elected and qualified:	☐	☐	☐

(01) Remer Y. Brinson, III; (02) Phillip G. Farr; (03) Samuel A. Fowler, Jr.; (04) Arthur J. (Sonny) Gay, Jr.; (05) William D. McKnight

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

	For	With-hold
2. To elect the following Class II director to serve for a term of one year, expiring at the 2014 Annual Meeting of Shareholders, and until his successor is elected and qualified:	☐	☐

(06) Jefferson B.A. Knox, Sr.

	For	Against	Abstain
3. Advisory vote on executive compensation ("say-on-pay") vote.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on how frequently shareholders will be provided a "say-on-pay" vote.	☐	☐	☐	☐

NOTE: To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSALS (AND FOR "3 YEARS" IN THE CASE OF PROPOSAL 4), AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED.

IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED HEREIN IN ACCORDANCE WITH THEIR BEST JUDGMENT.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ______ Co-holder (if any) sign above

NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

GEORGIA-CAROLINA BANCSHARES, INC. — ANNUAL MEETING, MAY 20, 2013

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/5207

You can vote in one of three ways:

1. Call **toll free 1-855-822-7115** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/gecr** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

GEORGIA-CAROLINA BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS
May 20, 2013
4:00 p.m.
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Samuel A. Fowler, Jr. and Phillip G. Farr, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Georgia-Carolina Bancshares, Inc. (the "Company") that the undersigned would be entitled to vote if personally present at the 2013 Annual Meeting of Shareholders of the Company to be held at 4:00 p.m. local time on Monday, May 20, 2013, at 3527 Wheeler Road, Augusta, Georgia 30909, or at any adjournments or postponements thereof upon the following:

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

5207